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                                                                     EXHIBIT 3.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO AMENDED
AND RESTATED CERTIFICATE OF INCORPORATION


      FIRST: That at a meeting of the Board of Directors of Tweeter Home Entertainment Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and recommending the consideration thereof at a special meeting of said corporation. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing paragraph A of Article IV thereof so that, as amended, said Article shall be and read as follows:

A. AUTHORIZED CAPITAL. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of stock which the Corporation shall have authority to issue is Seventy Million (70,000,000) shares, consisting of Sixty Million (60,000,000) shares of Common Stock, $.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, $.01 par value.

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, the undersigned officer of said corporation has signed this Certificate of Amendment to Amended and Restated Certificate of Incorporation, and the signature of the undersigned shall constitute the affirmation and acknowledgment of the undersigned, that this Certificate of Amendment to Amended and Restated Certificate of Incorporation is the act and deed of the Corporation, and that the facts stated in this Certificate are true as of this 22nd day of June, 2000.

                               /s/ Joseph McGuire
                              Name: Joseph McGuire
                         Title: Chief Financial Officer